Exhibit 99.1

NEWS RELEASE

HECLA SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ATAC RESOURCES

FOR IMMEDIATE RELEASE

April 6, 2023

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) (“Hecla” or the “Company”) is pleased to announce that the Company has entered into a definitive agreement (the “Arrangement Agreement”) with ATAC Resources Ltd. (“ATAC”) to acquire ATAC and its Rackla and Connaught projects in Yukon, Canada.

Under the proposed transaction, the Company’s subsidiary would acquire all of the issued and outstanding shares of ATAC for a consideration of C$31 million, or 0.0166 Hecla share per share of ATAC (consisting of 3,693,516 common shares of the Company in aggregate). Hecla would also invest C$2 million in seed capital, equal to a 19.9% interest, for a new exploration company Cascadia Minerals Ltd. (“Cascadia”), which would be spun-out with certain properties to ATAC’s shareholders as part of the transaction. The total consideration to the ATAC shareholders, including the implied value for the shares in Cascadia (C$0.036/share), is C$39 million. The Hecla shares provide ATAC shareholders with a premium of 66% based on ATAC’s 20-day volume-weighted average price of C$0.0845 as of February 17, 2023, the last trading day preceding announcement of the letter of intent, or a 109% premium when including the value of Cascadia shares received.

The Transaction would give ATAC shareholders ownership in the largest silver producer in the U.S. and the projected soon to be largest Canadian silver producer, as well as exposure to increased liquidity and an enhanced capital markets profile. Hecla’s technical expertise, balance sheet strength, and location of assets in Yukon makes Hecla uniquely suited to advance the Rackla and Connaught projects.

“The acquisition of ATAC reflects the continued execution of our strategy of acquiring significant land packages in highly prospective and tier one mining jurisdictions,” said Phillips S. Baker Jr., President and CEO. “The Rackla and Connaught projects would further consolidate our position in Yukon after our strategic acquisition of Keno Hill, which we are developing, and is expected to be the largest and the highest grade primary silver mine in Canada. We look forward to continuing our work with the First Nation of Na-Cho Nyäk Dun and the wider Yukon community.”

Prior to entering into the Arrangement Agreement, the Company and its affiliates held no beneficial ownership or direction and control over any securities of ATAC. ATAC will be acquired by the Company’s wholly-owned subsidiary, Alexco Resource Corp. Concurrently with entering into the Arrangement Agreement, the Company has entered into voting support agreements with the directors and officers of ATAC and certain of its security holders, pursuant to which the securityholders party thereto are required to vote all of their shares of ATAC and securities convertible or exchangeable into shares of ATAC, as applicable, in favor of resolutions required to give effect to the transaction.

ATAC’s head office is located at Suite 1500, 409 Granville Street, Vancouver, British Columbia,V6C 1T2. The Company’s head office is located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho, 83815-9408.

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	1

Cascadia

As part of the proposed transaction, the Company would make a C$2 million investment in Cascadia and would acquire (i) a right of first refusal to acquire any or all of the Cascadia Assets, and (ii) a number of units of Cascadia (the “Cascadia Units”) such that it would own 19.9% of Cascadia’s issued and outstanding common shares following completion of the transaction. Each Cascadia Unit would contain one common share of Cascadia (a “Cascadia Share”) and one warrant (a “Cascadia Warrant”). Each Cascadia Warrant would entitle the Company to purchase one additional Cascadia Share for a period of five years at the same price as a Cascadia Unit.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “would”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements.

For further information, please contact:

Anvita Mishra Patil, Vice President – Investor Relations and Treasurer

Cheryl Turner, Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla.com

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	2